Exhibit 10.19
SUPERVISORY AGREEMENT
     This Supervisory Agreement (Agreement) is made this 22nd day of February, 2011 (Effective Date), by and through the Board of Directors (Board) of HMN Financial, Inc., Rochester, Minnesota, OTS Docket No. H2309 (Holding Company) and the Office of Thrift Supervision (OTS), acting by and through its Regional Director for the Central Region (Regional Director).
     WHEREAS, the OTS, pursuant to 12 U.S.C. § 1818, has the statutory authority to enter into and enforce supervisory agreements to ensure the establishment and maintenance of appropriate safeguards in the operation of the entities it regulates; and
     WHEREAS, the Holding Company is subject to examination, regulation and supervision by the OTS;
     WHEREAS, based on issues identified and discussed in the August 9, 2010 Report of Examination (2010 ROE) and previous OTS reports of examination of the Holding Company, the OTS finds that the Holding Company has engaged in unsafe or unsound practices in conducting its consolidated operations;
     WHEREAS, in furtherance of their common goal to ensure that the Holding Company addresses the unsafe or unsound practices identified and discussed in the 2010 ROE and previous OTS reports of examination, the Holding Company and the OTS have mutually agreed to enter into this Agreement; and
     WHEREAS, on February 10, 2011, the Holding Company’s Board, at a duly constituted meeting, adopted a resolution (Board Resolution) that authorizes the Holding Company to enter into this Agreement and directs compliance by the Holding Company and its directors, officers,
HMN Financial, Inc.
Supervisory Agreement

employees, and other institution-affiliated parties with each and every provision of this Agreement.
     NOW THEREFORE, in consideration of the above premises, it is agreed as follows:
Capital Plan.
1. By May 31, 2011, the Holding Company shall submit to the Regional Director a written plan for enhancing the consolidated capital of the Holding Company (Capital Plan). The Capital Plan shall cover the period beginning April 1, 2011 through December 31, 2012. At a minimum, the Capital Plan shall include:
(a) establishment by the Board of a minimum tangible capital ratio of tangible equity capital to total tangible assets commensurate with the Holding Company’s consolidated risk profile;
(b) quarterly cash flow projections for the Holding Company on a stand alone basis through calendar year-end December 31, 2012 that identify both the sources of funds and the expected uses of funds;
(c) quarterly pro forma consolidated and unconsolidated Holding Company balance sheets and income statements for the period covered by the Capital Plan demonstrating the Holding Company’s ability to attain and maintain the Board established minimum tangible equity capital ratio by June 30, 2011;
(d) detailed scenarios to stress-test the minimum tangible equity capital targets based on continuing operating results, economic conditions and risk profile of the Holding Company’s stand alone assets and liabilities; and
(e) detailed descriptions of all relevant assumptions and projections and the supporting documentation for all relevant assumptions and projections.
HMN Financial, Inc.
Supervisory Agreement

2. Upon receipt of written notice of non-objection from the Regional Director to the Capital Plan, the Holding Company shall implement and adhere to the Capital Plan. A copy of the Capital Plan shall be provided to the Regional Director within seven (7) days after Board approval.
3. By January 31, 2012, and each January 31st thereafter, the Capital Plan shall be updated and submitted to the Regional Director pursuant to Paragraph 1 above and shall incorporate the Holding Company’s budget plan and cash flow projections for the next two (2) fiscal years taking into account any revisions to the Holding Company’s cash flow and operating policies.
4. Within forty-five (45) days after the end of each quarter, after implementation of the Capital Plan, the Board shall review written quarterly variance reports on the Holding Company’s compliance with its Capital Plan (Variance Reports). The minutes of the Board meeting shall fully document the Board’s review and discussion. The Variance Reports shall:
(a) identify variances in the Holding Company’s actual performance during the preceding quarter as compared to the projections set forth in the Capital Plan;
(b) contain an analysis and explanation of identified variances; and
(c) discuss the specific measures taken or to be taken by the Holding Company to address identified variances.
5. A copy of each Variance Report shall be provided to the Regional Director within seven (7) days after review by the Board or a committee designated by the Board.
Dividends and other Capital Distributions.
6. Effective immediately, the Holding Company shall not declare, make, or pay any cash dividends on either its common or preferred stock or other capital distributions or purchase, repurchase or redeem or commit to purchase, repurchase, or redeem any Holding Company
HMN Financial, Inc.
Supervisory Agreement

equity stock without the prior written non-objection of the Regional Director. The Holding Company shall submit its written request for non-objection to the Regional Director at least thirty (30) days prior to the anticipated date of the proposed dividend, capital distribution, or stock transaction.
Debt Restrictions.
7. Effective immediately, the Holding Company shall not, directly or indirectly, incur, issue, renew, rollover, or pay interest or principal on any debt or commit to do so, increase any current lines of credit, or guarantee the debt of any entity, without prior written notice to and written non-objection from the Regional Director. The Holding Company’s written request for approval shall be submitted to the Regional Director at least thirty (30) days prior to incurring, issuing, renewing, rolling over or paying any interest or principal on any debt, increasing any current lines of credit, or guaranteeing the debt of any entity. The Holding Company’s written requests for Regional Director non-objection to engage in such debt transactions, at a minimum, shall: (a) describe the purpose of the proposed debt; (b) set forth and analyze the terms of the proposed debt and covenants; (c) analyze the Holding Company’s current cash flow resources available to satisfy such debt repayment; and (d) set forth the anticipated source(s) of repayment of the proposed debt. For purposes of this Paragraph, the term “debt” includes, but is not limited to, loans, bonds, cumulative preferred stock, hybrid capital instruments such as subordinated debt or trust preferred securities, and guarantees of debt. For purposes of this Paragraph, the term “debt” does not include liabilities incurred in the ordinary course of business to acquire goods and services and that are normally recorded as accounts payable or accruals under generally accepted accounting principles.
HMN Financial, Inc.
Supervisory Agreement

Directorate and Management Changes.
8. Effective immediately, the Holding Company shall comply with the prior notification requirements for changes in directors and Senior Executive Officers1 set forth in 12 C.F.R. Part 563, Subpart H.
Golden Parachute Payments.
9. Effective immediately, the Holding Company shall not make any golden parachute payment2 unless, with respect to such payment, the Holding Company has complied with the requirements of 12 C.F.R. Part 359.
Employment Contracts and Compensation Arrangements.
10. Effective immediately, the Holding Company shall not enter into any new contractual arrangement or renew, extend or revise any existing contractual arrangement related to compensation or benefits with any director or Senior Executive Officer of the Holding Company, unless it first provides the Regional Director with not less than thirty (30) days prior written notice of the proposed transaction. The notice to the Regional Director shall include a copy of the proposed employment contract or compensation arrangement, or a detailed, written description of the compensation arrangement to be offered to such Senior Executive Officer or director, including all benefits and perquisites. The Holding Company shall ensure that any contract, agreement or arrangement submitted to OTS fully complies with the requirements of 12 C.F.R. Part 359, 12 C.F.R. §§ 563.39 and 563.161(b), and 12 C.F.R. Part 570-Appendix A.
Effective Date.
11. This Agreement is effective on the Effective Date as shown on the first page.

[1]	The term “Senior Executive Officer” is defined at 12 C.F.R. § 563.555.

[2]	The term “golden parachute payment” is defined at 12 C.F.R. § 359.1(f).
HMN Financial, Inc.
Supervisory Agreement

Duration.
12. This Agreement shall remain in effect until terminated, modified or suspended, by written notice of such action by the OTS, acting by and through its authorized representatives.
Time Calculations.
13. Calculation of time limitations for compliance with the terms of this Agreement run from the Effective Date and shall be based on calendar days, unless otherwise noted.
Submissions and Notices.
14. All submissions to the OTS that are required by or contemplated by the Agreement shall be submitted within the specified timeframes.
15. Except as otherwise provided herein, all submissions, requests, communications, consents or other documents relating to this Agreement shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission or hand delivery by messenger) addressed as follows:
(a)	To the OTS:
Regional Director
Office of Thrift Supervision
One South Wacker Drive, Suite 2000
Chicago, Illinois 60606
Facsimile: (312) 917-5001
(b)	To the Holding Company:
Chairman of the Board
HMN Financial, Inc.
1016 Civic Center Drive
Rochester, Minnesota 59901
Facsimile: (507) 535-1300
No Violations Authorized.
16. Nothing in this Agreement shall be construed as allowing the Holding Company, its
HMN Financial, Inc.
Supervisory Agreement

Board, officers or employees to violate any law, rule, or regulation.
OTS Authority Not Affected.
17. Nothing in this Agreement shall inhibit, estop, bar or otherwise prevent the OTS from taking any other action affecting the Holding Company if at any time the OTS deems it appropriate to do so to fulfill the responsibilities placed upon the OTS by law.
Other Governmental Actions Not Affected.
18. The Holding Company acknowledges and agrees that its execution of the Agreement is solely for the purpose of resolving the matters addressed herein, consistent with Paragraph 17 above, and does not otherwise release, discharge, compromise, settle, dismiss, resolve, or in any way affect any actions, charges against, or liability of the Holding Company that arise pursuant to this action or otherwise, and that may be or have been brought by any governmental entity other than the OTS.
Miscellaneous.
19. The laws of the United States of America shall govern the construction and validity of this Agreement.
20. If any provision of this Agreement is ruled to be invalid, illegal, or unenforceable by the decision of any Court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the Regional Director in his or her sole discretion determines otherwise.
21. All references to the OTS in this Agreement shall also mean any of the OTS’s predecessors, successors, and assigns.
22. The section and paragraph headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
HMN Financial, Inc.
Supervisory Agreement

23. The terms of this Agreement represent the final agreement of the parties with respect to the subject matters thereof, and constitute the sole agreement of the parties with respect to such subject matters.
Enforceability of Agreement.
24. This Agreement is a “written agreement” entered into with an agency within the meaning and for the purposes of 12 U.S.C. § 1818.
Signature of Directors/Board Resolution.
25. Each Director signing this Agreement attests that he or she voted in favor of a Board Resolution authorizing the consent of the Holding Company to the issuance and execution of the Agreement. This Agreement may be executed in counterparts by the directors after approval of execution of the Agreement at a duly called board meeting. A copy of the Board Resolution authorizing execution of this Agreement shall be delivered to the Regional Director along with the executed original(s) of this Agreement.
[Remainder of the Page Intentionally Left Blank]
HMN Financial, Inc.
Supervisory Agreement

     WHEREFORE, the OTS, acting by and through its Regional Director, and the Board of the Holding Company, hereby execute this Agreement.

HMN FINANCIAL, INC.	Accepted by:
Office of Thrift Supervision
Rochester, Minnesota

/s/ Timothy R. Geisler Timothy R. Geisler, Director	By:	/s/ Daniel T. McKee Daniel T. McKee
Regional Director, Central Region
/s/ Allan R. DeBoer Allan R. DeBoer, Director

/s/ Michael J. Fogarty
Michael J. Fogarty, Director

/s/ Karen L. Himle
Karen L. Himle, Director

/s/ Susan K. Kolling
Susan K. Kolling, Director

/s/ Bradley C. Krehbiel
Bradley C. Krehbiel, Director

/s/ Malcolm W. McDonald
Malcolm W. McDonald, Director

/s/ Mahlon C. Schneider
Mahlon C. Schneider, Director

/s/ Hugh C. Smith
Hugh C. Smith, Director

HMN Financial, Inc.
Supervisory Agreement